                                                                  EXHIBIT (c)(1)

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          THE BROKEN HILL PROPRIETARY
                                COMPANY LIMITED,

                            BHP HOLDINGS (USA) INC.,

                                  BHP SUB INC.

                                      AND

                              MAGMA COPPER COMPANY



                                  Dated as of
                               November 30, 1995

                               TABLE OF CONTENTS
                               -----------------

                                                            Page
                                                            ----
I.         ARTICLE I
           The Offer

1.1        The Offer......................................   1
1.2        Company Action.................................   3
1.3        Directors......................................   4

II.        ARTICLE II
           The Merger

2.1        The Merger.....................................   5
2.2        Effect of the Merger...........................   5
2.3        Consummation of the Merger.....................   6
2.4        Certificate of Incorporation and By-Laws;
           Directors and Officers.........................   6
2.5        Conversion of Securities.......................   6
2.6        Stock Options..................................   7
2.7        Closing of Company Transfer Books..............   8
2.8        Exchange of Certificates.......................   8
2.9        Funding of Paying Agent........................   9
2.10       Taking of Necessary Action; Further Action.....  10
2.11       Dissenting Shares..............................  10
2.12       Merger Without Meeting of Stockholders.........  11
2.13       No Further Ownership Rights in Common or
           Preferred Stock................................  11

III.       ARTICLE III
           Representations and Warranties of
           BHP, Sub and Purchaser

3.1        Organization and Qualification.................  11
3.2        Authority Relative to this Agreement...........  12
3.3        Financing Arrangements.........................  13
3.4        Ownership of Shares and Preferred Shares.......  13

IV.        ARTICLE IV
           Representations and Warranties of the Company

4.1        Organization and Qualification.................  13
4.2        Subsidiaries...................................  13
4.3        Capitalization.................................  14
4.4        Authority Relative to this Agreement...........  15
4.5        Commission Filings.............................  16
4.6        Litigation.....................................  18

4.7        Employees and Labor............................  18
4.8        Taxes and Tax Returns..........................  19
4.9        ERISA..........................................  19
4.10       Stockholder Vote Required......................  20
4.11       Compliance with Laws...........................  20
4.12       Properties; Reserves; Water Rights.............  21
4.13       Environmental Matters..........................  23
4.14       License Agreements.............................  24
4.15       Insurance......................................  24

V.         ARTICLE V
           Conduct of Business Pending the Merger

5.1        Conduct of Business by the Company Pending
           the Merger.....................................  25

VI.        ARTICLE VI
           Additional Agreements

6.1        Action of Stockholders.........................  27
6.2        Proxy Statement................................  27
6.3        Expenses.......................................  28
6.4        Additional Agreements..........................  28
6.5        Limitation on Negotiations.....................  29
6.6        Notification of Certain Matters................  30
6.7        Access to Information..........................  30
6.8        Stockholder Claims.............................  30
6.9        Treatment of Employee Compensation and
           Benefits.......................................  31
6.10       Indemnification Rights.........................  31
6.11       BHP Guarantee..................................  33

VII.       ARTICLE VII
           Conditions

7.1        Conditions to Obligations of Each Party to
           Effect the Merger..............................  33

VIII.      ARTICLE VIII
           Termination, Amendment and Waiver

8.1        Termination....................................  34
8.2        Amendment......................................  35
8.3        Fees Upon Termination..........................  35
8.4        Effect of Termination..........................  36
8.5        Waiver.........................................  36

IX.        ARTICLE IX
           General Provisions

9.1        Brokers........................................  37
9.2        Public Statements..............................  37
9.3        Notices........................................  37
9.4        Interpretation.................................  38
9.5        Severability...................................  38
9.6        Miscellaneous..................................  39
9.7        Counterparts...................................  39
9.8        Survival.......................................  39
9.9        Third Party Beneficiaries......................  39

Annex I

                          AGREEMENT AND PLAN OF MERGER


       AGREEMENT AND PLAN OF MERGER, dated as of November 30, 1995 (the "Agreement"), by and among The Broken Hill Proprietary Company Limited, a Victoria, Australia corporation ("BHP"), BHP Holdings (USA) Inc., a Delaware corporation and subsidiary of BHP ("Sub"), BHP Sub Inc., a Delaware corporation and a subsidiary of Sub ("Purchaser"), and Magma Copper Company, a Delaware corporation (the "Company").

                              W I T N E S S E T H:
                              - - - - - - - - - -

       WHEREAS, the respective Boards of Directors of BHP, Sub, Purchaser and the Company have approved the acquisition of the Company by Purchaser pursuant to a tender offer (the "Offer") by Purchaser for (i) all of the outstanding shares of Common Stock, par value $0.01, of the Company, at a price of $28.00 in cash per Share (the "Shares"); (ii) all of the outstanding shares of 5 5/8% Cumulative Convertible Preferred Stock, Series D, par value $0.01, of the Company, at a price of $96.544 in cash per share (the "Series D Preferred Shares"), and (iii) all of the outstanding shares of 6% Cumulative Convertible Preferred Stock, Series E, par value $0.01, of the Company, at a price of $100.646 in cash per Share (the "Series E Preferred Shares", and together with the Series D Preferred Shares, the "Preferred Shares") followed by a merger (the "Merger") of Purchaser with and into the Company, all upon the terms and subject to the conditions set forth herein.

       NOW THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereby agree as follows:


                                   ARTICLE I

                                   THE OFFER

       1.1  The Offer.
            ---------

          (a) Purchaser shall commence within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the "Exchange Act"), the Offer within five business days (as such term is defined in Rule 14e-1 under the Exchange Act (a "Business Day")) after the date of this Agreement. The Offer, for all of the outstanding Shares and Preferred Shares, will be subject only to a number of Shares and Preferred Shares being validly tendered prior to the expiration of the Offer and not withdrawn which would result in Purchaser's ownership of such number of Shares and Preferred Shares as represents at least a majority of the outstanding Shares of the Company on a fully diluted basis assuming conversion of all outstanding options and securities convertible into Shares including Preferred Shares and Warrants (as defined in Section 4.3(a)), if any, of the Company (the "Minimum Condition") and satisfaction or waiver of the further conditions set forth in Annex I, any of which conditions may be waived in the sole discretion of Purchaser except that the Minimum Condition may only be waived with the consent of the Board of Directors of the Company. Assuming all of the conditions to consummation of the Offer are satisfied, Sub and Purchaser shall consummate the Offer as promptly as possible.

          (b) Upon the terms and subject to the conditions of the Offer, Purchaser shall purchase all Shares and Preferred Shares which are validly tendered on or prior to the expiration of the Offer and not timely withdrawn. Purchaser may, at any time, transfer or assign to one or more corporations, which are direct or indirect subsidiaries of BHP, the right to purchase all or any portion of the Shares and Preferred Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares or Preferred Shares properly tendered and accepted for payment.

          (c) The Offer shall remain open (except upon the occurrence of the events specified in Section 8.1(c)(i), 8.1(a) and 8.1(d)) until January 4, 1996 (the "Expiration Date"), unless Purchaser shall have extended the period of time for which the Offer is open as may be required by this Agreement, or applicable law, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire). On or prior to the date the Offer is commenced, Purchaser shall file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer, that shall comply in all material respects with the provisions of such Schedule and all applicable Federal securities laws, and shall contain (including as an exhibit) or incorporate by reference the Offer (or portions thereof) and forms of the related letter of transmittal and summary advertisement (the "Tender Offer Documents"). Purchaser shall not, without the prior written consent of the Board of Directors of the Company, (i) decrease or change the form of the consideration payable in the Offer, (ii) reduce the number of Shares sought pursuant to the Offer, (iii) amend the conditions or impose additional conditions to the Offer, (iv) amend any term of the Offer or
(v) waive the Minimum Condition. Subject to the last sentence of paragraph (a), Purchaser (i) may at any time, in its sole discretion, extend the Offer and (ii) shall extend the Offer upon the occurrence of the Events (as such term is defined in Annex I) to the extent contemplated by the provisions of Annex I.

       1.2  Company Action.  The Company hereby consents to the Offer and
            --------------
represents that its Board of Directors has determined by a unanimous vote that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, has approved the Offer and the Merger, has approved and adopted this Agreement, and has resolved to recommend acceptance of the Offer to, and adoption of this Agreement by, the Company's stockholders. The Company further represents that Goldman, Sachs & Co. has opined to the Board of Directors of the Company that, as of November 30, 1995, the consideration in cash to be received by holders of Shares and Preferred Shares pursuant to the Offer and the Merger is fair to such holders. In addition, the Independent Directors of the Company, as such term is defined in the Standstill Agreement, dated November 30, 1988, between Warburg Pincus Capital Company, L.P. ("WP") and the Company (the "Standstill Agreement"), have approved the transactions contemplated by the Tender Agreement, dated the date hereof, between WP and BHP (the "Tender Agreement") in accordance with the terms of the Standstill Agreement. As soon as practicable after the date hereof, the Company shall file with the Commission but in no event prior to such date as the Purchaser has filed the Tender Offer Documents with the Commission and mail to holders of record and beneficial owners of Shares and Preferred Shares a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9"), which shall reflect such determination and recommendation. The Company shall from time to time furnish Purchaser with such additional information, if any, including updated or additional lists of stockholders, mailing labels and lists of securities positions, and other assistance as the Purchaser may reasonably request in order to be able to communicate the Offer to the stockholders of the Company .

       1.3  Directors.  Promptly upon the purchase by Purchaser of such number
            ---------
of Shares and Preferred Shares as represents at least a majority of the outstanding Shares (on a fully diluted basis) and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of
(a) the number of directors on the Board of Directors of the Company (after
 -
giving effect to the appointment of such directors) and (b) the percentage that
                                                         -
such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly (i) increase the size of the Board of Directors of the Company to the extent permitted by its Restated Certificate of Incorporation and By-Laws (and amend the Restated Certificate of Incorporation and By-Laws, if so required, to increase the size of the Board of Directors to allow for such additional directors); and/or (ii) take all steps necessary and appropriate to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors of the Company (and shall hold a Board meeting for such purpose) (provided, however, that the Company shall not have fewer than 3 Continuing
---------  -------
Directors (as such term is defined in the Restated Certificate of Incorporation) of whom at least two are Independent Directors (as such term is defined in the Standstill Agreement)); and (iii) shall cause Purchaser's designees to be so elected. At any time after the execution hereof, at the request of Purchaser, the Company shall promptly take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in form and substance reasonably satisfactory to Purchaser and its counsel. Sub and Purchaser shall supply the Company and be solely responsible for any information included in the filings with the Commission with respect to themselves and their nominees, officers, directors and affiliates required by said Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, in addition to any other approval of the directors required by applicable law or the Restated Certificate of Incorporation or By-Laws of the Company, the affirmative vote of a majority of the Continuing Directors shall be required (i) to amend or terminate this Agreement by the Company, (ii) to waive any of the Company's rights or to exercise any of its remedies hereunder, (iii) to extend the time for performance of Purchaser's obligations hereunder or (iv) to take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors of the Company, whether or not such Continuing Directors constitute a quorum.


                                   ARTICLE II

                                   THE MERGER

       2.1  The Merger.  At the Effective Time (as defined in Section 2.3), in
            ----------
accordance with this Agreement and the General Corporation Law of the State of Delaware, as amended (the "Delaware Law"), Purchaser shall be merged with and into the Company, the separate existence of Purchaser (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "Surviving Corporation."

       2.2  Effect of the Merger.  The Surviving Corporation shall possess all
            --------------------
the rights, privileges, powers and franchises, of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of Purchaser and the Company (collectively, the "Constituent Corporations"); the Surviving Corporation shall be vested with the rights, privileges, powers and franchises, all properties and assets and all debts due on whatever account, and all other things in action or belonging to, and all and every other interest of, each of the Constituent Corporations; and all debts, liabilities and duties of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all with the effect set forth in Section 259 of the Delaware Law.

       2.3  Consummation of the Merger.  As soon as is practicable after the
            --------------------------
satisfaction or waiver of the conditions set forth in Article VII, and in no event later than five business days after such satisfaction or waiver, the parties to this Agreement will cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law, including, if applicable, the procedures permitted by Section 253 of the Delaware Law (in which case references herein to the "Certificate of Merger" shall refer instead to the "Certificate of Ownership and Merger"). The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as specified in the Certificate of Merger (the "Effective Time").

       2.4  Certificate of Incorporation and By-Laws; Directors and Officers.
            ----------------------------------------------------------------
The Restated Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time. The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation immediately after the Effective Time and the directors of the Company shall submit their resignations at the Effective Time. The directors of Purchaser holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. The officers of the Company, other than the Chairman of the Board, holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with the Company) of the Surviving Corporation immediately after the Effective Time.

       2.5  Conversion of Securities.  At the Effective Time, by virtue of the
            ------------------------
Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.5(c) and other than Shares with respect to which the provisions of Section 2.11 are applicable) shall automatically be cancelled and extinguished and be converted into and become solely a right to receive $28.00 in cash (adjusted for stock splits or other similar events) without interest (the "Common Stock Consideration").

          (b) Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares to be cancelled pursuant to Section 2.5(c) and other than Preferred Shares as to which the provisions of
Section 2.11 are applicable) shall automatically be cancelled and extinguished and be converted into and become solely a right to receive cash in an amount equal to (x) the number of Shares into which such Preferred Share would have been convertible immediately prior to the Effective Time multiplied by (y) $28.00 in cash (adjusted for stock splits or other similar events) without interest (the "Preferred Stock Consideration"). As used herein, the term "Merger Consideration" shall mean either Common Stock Consideration or Preferred Stock Consideration or both, as the context may require.

          (c) Each Share and Preferred Share issued and outstanding immediately prior to the Effective Time and held in the treasury of the Company or owned by Purchaser shall automatically be cancelled and no payment shall be made with respect thereto. For purposes of this Section 2.5(c), Shares held under the Company's 1987 Stock Option Plan Trust Agreement shall not be deemed to be held in the treasury of the Company.

          (d) Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted and changed into one validly issued, fully paid and nonassessable share of such capital stock of the Surviving Corporation.

       2.6  Stock Options.  Each option (an "Option") to purchase Shares issued
            -------------
by the Company which is outstanding at the Effective Time shall be cancelled by virtue of the Merger, without consideration except as provided in this Section 2.6, and shall cease to exist. Each holder of an Option, whether or not immediately exercisable, shall be entitled to receive, for each Share issuable on exercise of such Option, an amount in cash equal to the excess of (x) the Common Stock Consideration over (y) the per Share exercise price of the Option as in effect immediately prior to the Effective Time. The consideration due under this Section 2.6 shall be payable without interest after (a) verification by the Paying Agent of the ownership and terms of the particular Option by reference to the Company's records, and (b) delivery in the manner provided in
Section 2.8 of a written instrument duly executed by the owner of the applicable Option, in a form provided by the Paying

Agent and setting forth (i) the aggregate number of Options owned by that person and their respective issue dates and exercise prices; (ii) a representation by the person that he or she is the owner of all Options described pursuant to clause (i), and that none of those Options has expired or ceased to be exercisable; and (iii) a confirmation of and consent to the cancellation of all of the Options described pursuant to clause (i). Each holder of an Option who is a participant in the Company's Special Executive Deferred Compensation Plan may elect before the Offer commences to surrender any Option that is not immediately exercisable at the time of the holder's election and receive, for each Share that would have been issuable on exercise of such Option, a credit in the Special Executive Deferred Compensation Plan equal to the excess of (x) the Common Stock Consideration over (y) the per Share exercise price of the Option as in effect at the time of the election. Such credit shall be funded pursuant to the change of control provisions of the Special Executive Deferred Compensation Plan.

       2.7  Closing of Company Transfer Books.  At the Effective Time, the stock
            ---------------------------------
transfer books of the Company shall be closed with respect to Shares and Preferred Shares issued and outstanding immediately prior to the Effective Time and no further transfer of such Shares and Preferred Shares shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such Shares and Preferred Shares are presented to the Surviving Corporation or the Paying Agent (as defined in Section 2.8), they shall be exchanged as provided in Section 2.8.

       2.8  Exchange of Certificates.  Prior to the Effective Time, Purchaser
            ------------------------
shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares and Preferred Shares to receive the funds necessary to effect the exchange for cash of certificates which, immediately prior to the Effective Time, represented Shares or Preferred Shares entitled to payment pursuant to Section 2.5(a) or 2.5(b). As soon as practicable after the Effective Time, the Paying Agent shall mail a transmittal form (the "Letter of Transmittal") to each holder of record of certificates theretofore representing such Shares or Preferred Shares advising such holder of the procedure for surrendering to the Paying Agent such certificates. If a check for the Merger Consideration is to be issued in the name of a person other than the person in whose name the certificates for Shares or Preferred Shares surrendered for exchange are registered on the books of the Company, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Paying Agent all transfer or other taxes required by reason of the issuance of such check in the name of a person other than the registered owner of the certificates surrendered, or shall establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of certificates theretofore representing Shares or Preferred Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws. Upon the surrender and exchange of a certificate theretofore representing Shares or Preferred Shares, the holder shall be paid by check, without interest thereon, the Merger Consideration to which he or she is entitled hereunder, less only such amount required to be withheld under applicable backup withholding federal income tax regulations, and such certificate shall forthwith be cancelled. The Company shall take all steps necessary and appropriate to promptly effect the conversion of the Preferred Shares upon surrender by the holders thereof to the Company for conversion. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Merger Consideration into which the Shares or Preferred Shares it theretofore represented shall have been converted pursuant to Sections 2.5(a) and (b), without interest, and the Surviving Corporation shall not be required to pay the holder thereof the Merger Consideration to which such holder otherwise would be entitled; provided that
                                                                --------
customary and appropriate certifications and indemnities allowing for payment against lost or destroyed certificates shall be permitted. If any certificates representing any Shares or Preferred Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto .

       2.9  Funding of Paying Agent.  Purchaser shall transmit by wire, or other
            -----------------------
acceptable means, to the Paying Agent prior to the Effective Time funds required for the exchange of all Shares and Preferred Shares and cancellation of all Options in accordance with this Agreement. The Paying Agent shall agree to hold such funds in trust and deliver such funds (in the form of checks of the Paying Agent) in accordance with this Section and Section 2.8. Any portion of such funds which has not been paid to holders of the Shares, Preferred Shares or Options pursuant to Section 2.8 within six months after the Effective Time shall promptly be paid to the party which provided such funds, and thereafter holders of certificates representing the right to receive the cash into which Shares, Preferred Shares or Options formerly represented by such certificates shall have been converted pursuant to Section 2.5(a), 2.5(b) or 2.6 who have not theretofore complied with Section 2.8 shall look solely to the Surviving Corporation or the Paying Agent for payment of the amount of cash to which they are entitled pursuant to this Agreement.

       2.10  Taking of Necessary Action; Further Action.  Sub, Purchaser and the
             ------------------------------------------
Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible. If, at any time after the Effective Time, any further actions are necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take, and shall take, all such actions.

       2.11  Dissenting Shares.  Notwithstanding anything in this Agreement to
             -----------------
the contrary, Shares and Preferred Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who
(i) have not voted such Shares in favor of the Merger and (ii) have delivered timely a written demand for appraisal of such Shares in the manner provided in
Section 262 of the Delaware Law shall not be cancelled and converted into the right to receive the Merger Consideration described in Section 2.5(a) or 2.5(b), unless and until such holder shall have failed to perfect, or effectively shall have withdrawn or lost, such holder's right to appraisal and payment under the Delaware Law. If such holder shall have so failed to perfect, or effectively shall have withdrawn or lost such right, such holder's Shares or Preferred Shares shall thereupon be deemed to have been cancelled and converted as described in Sections 2.5(a) and 2.5(b), at the Effective Time, and each Share and Preferred Share shall represent solely the right to receive the appropriate Merger Consideration. From and after the Effective Time, no stockholder who has demanded appraisal rights as provided in Section 262(d) of the Delaware Law shall be entitled to vote his or her Shares for any purpose or to receive payment of dividends or other distributions with respect to his or her Shares or Preferred Shares (except dividends and other distributions payable to stockholders of record at a date which is prior to the Effective Time). The Company will give Purchaser prompt notice of all written demands received by the Company for appraisal of Shares or Preferred Shares.

       2.12  Merger Without Meeting of Stockholders.  Notwithstanding the
             --------------------------------------
foregoing in this Article II, in the event that Purchaser shall acquire at least 90 percent of the shares of each class of stock of the Company the parties hereto agree to take all necessary and appropriate action, to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company in accordance with Section 253 of Delaware Law.

       2.13  No Further Ownership Rights in Common or Preferred Stock.  From and
             --------------------------------------------------------
after the Effective Time, the holders of Shares or Preferred Shares which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or Preferred Shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares or Preferred Shares.


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BHP,
                               SUB AND PURCHASER

       BHP, Sub and Purchaser hereby represent and warrant to the Company as follows:

       3.1  Organization and Qualification.  BHP has been duly incorporated and
            ------------------------------
is validly existing as a corporation and in good standing under the laws of Victoria, Australia and has the requisite corporate power to carry on its business as now conducted. Each of Sub and Purchaser has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its respective business as now conducted.

       3.2  Authority Relative to this Agreement.  Each of BHP, Sub and
            ------------------------------------
Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by BHP, Sub and Purchaser and the consummation by BHP, Sub and Purchaser of the transactions contemplated hereby have been duly authorized by the Boards of Directors of BHP, Sub and Purchaser, and no other corporate proceedings on the part of BHP, Sub or Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by BHP, Sub and Purchaser and constitutes a valid and binding obligation of each such company, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors rights generally or by equitable principles. None of BHP, Sub or Purchaser is subject to or obligated under any provision of (a) its respective Certificate of Incorporation (or, in the case of BHP, its Memorandum of Association) or By-Laws (or, in the case of BHP, its Articles of Association), (b) any contract, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a material adverse effect on the ability of BHP, Sub and Purchaser to consummate the transactions contemplated by this Agreement. Other than in connection with or in compliance with the provisions of the Delaware Law, Arizona Law (as defined in Section 4.4), the Exchange Act, the securities or blue-sky laws of the various states of the United States and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "H-S-R Act"), no authorization, consent or approval of or filing with, any public body, court or authority is necessary on the part of BHP, Sub or Purchaser for the consummation by BHP, Sub and Purchaser of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of BHP, Sub or Purchaser to perform their respective obligations hereunder.

       3.3  Financing Arrangements.  Purchaser shall have funds available to it
            ----------------------
on the Expiration Date sufficient to purchase the Shares (including Shares issuable upon exercise of the Options) and Preferred Shares in accordance with the terms of this Agreement.

       3.4  Ownership of Shares and Preferred Shares.  As of the date hereof,
            ----------------------------------------
none of BHP, Sub, Purchaser or any of their subsidiaries owns (beneficially or otherwise) any Shares or Preferred Shares (except for Shares or Preferred Shares that may be held in any of their pension or employee benefit plans).


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to BHP, Sub and Purchaser that:

       4.1  Organization and Qualification.  The Company has been duly
            ------------------------------
incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and conduct its business as presently owned and conducted. The Company is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The copies of the Restated Certificate of Incorporation and By-Laws of the Company previously delivered to Purchaser are true, correct and complete as of the date hereof.

       4.2  Subsidiaries.  The Company has listed all subsidiaries required to
            ------------
be so listed on Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994. The Company has listed all of its material subsidiaries (the "Material Subsidiaries") on Schedule 4.2 and each such subsidiary has been duly incorporated and is validly existing as a corporation and is in good standing in its respective jurisdictions and has full corporate power and authority to own its properties and conduct its businesses as presently owned and conducted. Each Material Subsidiary is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary except where the failure to be so qualified, would not reasonably be expected to have a Material Adverse Effect. The copies of the Certificate of Incorporation and By-Laws of each Material Subsidiary previously delivered to Purchaser are true, correct and complete as of the date hereof.

       4.3  Capitalization.
            --------------

          (a) As of November 28, 1995, the authorized equity capitalization of the Company consists of 100,000,000 Shares, par value $.01 per share, of which 46,420,534 are outstanding, and 50,000,000 Preferred Shares, par value $.01 per share, of which 4,000,000 are outstanding (2,000,000 shares of 5 5/8% Series D and 2,000,000 shares of 6% Series E). Each Series D Preferred Share is convertible at any time at the option of the holder into Shares at the rate of
3.448 Shares per Series D Preferred Share. Each Series E Preferred Share is convertible at any time at the option of the holder into Shares at the rate of
3.5945 Shares per Series E Preferred Share. All of the outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable. The aggregate number of outstanding awards of Shares that has been issued pursuant to the Company's 1987, 1989 and 1993 Stock Option and Stock Award Plans as of November 30, 1995 is 3,453,844. As of November 30, 1995, the Company has granted stock awards totalling 54,124 under the 1989 Stock Option Plan and 1992 Restricted Stock Plan for Non-Employee Directors. As of November 28, 1995, there were also outstanding warrants to acquire 1,263,794 Shares at an exercise price of $8.50 per share, all of which warrants expired on November 30, 1995 (the "Warrants"). Effective as of December 31, 1995, non-employee directors of the Company who have deferred retainers under the 1989 Stock Option Plan for Non-Employee Directors will be issued options pursuant to such plan, and on January 2, 1996, each Non-Employee director will receive a grant of 1,000 shares of restricted stock pursuant to the 1992 Restricted Stock Plan for Non-Employee Directors.

          (b) Except as described in paragraph (a) above or in the Company's Restated Certificate of Incorporation or the Stock Purchase Agreement, dated as of November 20, 1988, between WP and the Company, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of the Company or of any of its subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company or any of its subsidiaries. The holders of the outstanding Shares and Preferred Shares are not entitled to any preemptive or other similar rights, except as set forth above. Upon consummation of the Merger in accordance with the terms of this Agreement, Purchaser will own the entire equity interest in the Company, and there will be no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of the Company or any of its subsidiaries other than such rights, options, warrants, conversion privileges or other agreements, arrangements or commitments, that are the result of actions taken or caused to be taken by or on behalf of Purchaser.

       4.4  Authority Relative to this Agreement.  The Company has the requisite
            ------------------------------------
corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by its stockholders as set forth in Section 6.1, to perform its obligations hereunder. Assuming the accuracy of Purchaser's representation as to the ownership of Shares and Preferred Shares, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been (i) duly authorized by the Board of Directors of the Company prior to Sub or Purchaser becoming an "Interested Stockholder" as defined in Section 203 of the Delaware Law; (ii) approved by two-thirds of the "Continuing Directors" of the Company as such term is defined in Article VI of the Company's Restated Certificate of Incorporation; and (iii) approved by a Committee of "Disinterested Directors", as such term is defined in, and in accordance with, Section 10-1221 of the Arizona Revised Statutes ("Arizona Law") and, except for adoption of this Agreement by its stockholders as set forth in Section 6.1, no other corporate proceedings on the part of the Company are necessary to authorize or consummate this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has approved Sub and Purchaser and or any other direct or indirect wholly-owned subsidiary of BHP to which BHP may assign its rights hereunder becoming "Interested Stockholders" as defined in
Section 203 of the Delaware Law pursuant to the terms of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors rights' generally or by equitable principles. Except as set forth on Schedule 4.4, neither the Company nor any of its subsidiaries is subject to or obligated under any provision of (a) its certificate or articles of incorporation or by-laws, (b) any contract, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets could be created by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, other than any such breaches, violations, rights or encumbrances which will not, and would not reasonably be expected to individually or in the aggregate, have a Material Adverse Effect. Other than in connection with or in compliance with the provisions of the Delaware Law, Arizona Law, the Exchange Act, the securities or blue-sky laws of the various states of the United States and the H-S-R Act, and except as set forth in
Schedule 4.4(b), no authorization (other than such Authorizations that are the subject of Section 4.11), consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

       4.5  Commission Filings.  The Company has made available to Purchaser
            ------------------
copies of the Company's (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and 1994, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995, (iii) proxy statements relating to the Company's meetings of stockholders (whether annual or special) during the years 1993 through 1995, inclusive, and (iv) filings under the Securities Act of 1933, as amended (the "Securities Act"), since January 1, 1993, in each case as filed with the Commission. Except as set forth in
Schedule 4.5, since January 1, 1993, the Company has filed all reports, registration statements and other documents required to be filed under the Exchange Act and the rules and regulations thereunder, and all such reports, registration statements and other documents complied, in all material respects, with the requirements of the Exchange Act, such compliance to be determined, to the extent applicable, in accordance with the standards applied to the Company Reports in the following two sentences. As of their respective dates, the Company's Annual Report on Form 10-K for 1994, the Company's Quarterly Reports on Form 10-Q in 1995, the Company's Current Report on Form 8-K with respect to events which occurred in 1995 and the Company's 1995 Proxy Statement (together, the "Company Reports") did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in the reports referred to in clauses (i) and (ii) of the first sentence of this paragraph have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein, and the fact that the interim financial statements were prepared in accordance with the rules and regulations of the Commission and, therefore, certain information required by GAAP may have been omitted. Except as set forth in Schedule 4.5, or in the Company Reports since December 31, 1994, (i) there has not been a Material Adverse Effect, (ii) no events have occurred other than events that affect the general economy or the Company's industry generally which have had or which reasonably would be expected to have a Material Adverse Effect, and (iii) except as permitted by this Agreement, there has been (1) no direct or indirect redemption, purchase or other acquisition of any shares of the Company's capital stock by the Company or any subsidiary, (2) no declaration, setting aside or payment of any dividend or other distribution by the Company in respect of the Company's Common Stock, (3) no issuance of any shares of capital stock of the Company (except in connection with the exercise of Warrants or Options, grants of restricted stock or conversion of Preferred Shares, each in accordance with its respective terms), (4) except as permitted by Section 5.1 or with respect to any grants under the stock option and stock award plans referred to in Section 4.3, no granting to any person of any option to purchase or other right to acquire shares of capital stock of the Company, (5) no stock split or other reclassification of the Company's capital stock, and (6) no change in the accounting principles as reflected in the first footnote of the audited financial statements of the Company for the fiscal year ending December 31, 1994.

       4.6  Litigation.  Schedule 4.6 lists all pending litigation as of
            ----------
November 30, 1995 to which the Company or any subsidiary is a party which would reasonably be expected to result in liability in excess of $1,000,000 other than such matters disclosed in the Company Reports. Except as set forth in Schedule
4.6 or as disclosed in the Company Reports, there are no claims, actions, proceedings, or investigations pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or any of their officers or directors (in their capacity as such) before any court or governmental or regulatory authority or body which would reasonably be expected to result in a Material Adverse Effect and neither the Company nor any of its subsidiaries or any of their officers or directors (in their capacity as such) are subject to any writs, injunctions or decrees which would reasonably be expected to result in a Material Adverse Effect.

       4.7  Employees and Labor.
            -------------------

          (a) Except as disclosed in the Company Reports, there is no pending or, to the knowledge of the Company or any subsidiary, threatened, dispute between the Company or any subsidiary and their present or past employees other than such disputes as do not or would not reasonably be expected to result in a Material Adverse Effect.

          (b)  Except as disclosed in the Company Reports or set forth in
Schedule 4.7, there are no employment, consulting or severance agreements or formal written policies between the Company or any of its subsidiaries on the one hand, and any director, officer or other employee of the Company, on the other hand, which obligate the Company to pay to any director, officer or employee more than $100,000 per annum or $500,000 in the aggregate and which require more than six months notice for termination.

       4.8  Taxes and Tax Returns.  The Company and each of its subsidiaries
            ---------------------
have timely filed all tax returns, declarations and information statements that it is required to file and has timely paid all taxes shown thereon except to the extent that such taxes are being contested in good faith. The Company's consolidated liability for taxes is adequately provided for by reserves. As used in this Agreement, the term "taxes" includes all taxes of any nature whatsoever and however denominated, including, without limitation, income, franchise, sales, gross receipts, occupation, use, severance, real and personal property, employment, excise, stamp, impost, governmental fees, environmental, transfer, duties and all other charges, as well as penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, local, foreign or other.

       4.9  ERISA.
            -----

          (a) Each "employee benefit plan", as this term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), under which the Company or any of its subsidiaries has any present or future obligations or liability on behalf of its employees or former employees or their dependents or beneficiaries, other than a "multiemployer plan" as this term is defined in Section 3(37) of ERISA ("Multiemployer Plan") (the "Plans"), complies with and has been administered substantially in accordance with all applicable requirements of ERISA and the Code, except as set forth on Schedule 4.7, and no "reportable event", as defined in section 4043 of ERISA, has occurred with respect to any Plan for which the 30-day advance notice to the Pension Benefit Guaranty Corporation (the "PBGC") has not been waived, or with respect to which the PBGC has not administratively waived the imposition of penalties for failure to report. There have been no nonexempt "prohibited transactions", as defined in Section 4975 of the Code or Section 406 of ERISA, which have resulted, or would reasonably be expected to result in the imposition of a material excise tax or penalty, or material liability of the Company. No termination has occurred with respect to any Plan or any "multiemployer plan" as defined in Section 3(37) of ERISA under which the Company or any of its subsidiaries has any present or future obligations or liability on behalf of present or former employees or their dependents or beneficiaries under circumstances which present a material risk of liability to the Company which would reasonably be expected to result in a Material Adverse Effect.

          (b) All material contributions, premiums or other payments due from the Company or a subsidiary to (or under) any Plan and any Multiemployer Plan have been fully paid or adequately provided for on the books and financial statements of the Company and its subsidiaries. All accruals relating to the Plans (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices. No Plan subject to Section 412 of the Code has any accumulated funding deficiency, as defined in Section 412(a) of the Code. No lien described in section 412 of the Code has attached to the property of the Company or a subsidiary.

       4.10  Stockholder Vote Required.  Under the Delaware Law and the
             -------------------------
Company's Restated Certificate of Incorporation and By-Laws, the Company's stockholders are required to adopt this Agreement in accordance with the terms of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares at a meeting called for such purpose, unless the conditions of Section 253 of the Delaware Law are met for actions without a vote of shareholders.

       4.11  Compliance with Laws.  Except as set forth in Schedule 4.6, the
             --------------------
Company and its subsidiaries are in compliance in all material respects with all laws, regulations, rules, orders, policies, guidelines and other requirements of all governmental authorities applicable to their businesses except where the failure to do so would not individually or in the aggregate be reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries each hold or have filed in a timely manner applications or renewals for all permits, licenses, certificates, grants or other authorizations of foreign, federal, state and local governmental agencies (being collectively referred to herein as "Authorizations") required for the conduct of its business as now conducted, and are in compliance with all provisions and conditions thereof, except for those Authorizations or any such noncompliance which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the value of the relevant Principal Property (as such term is defined in Section

4.12). Such Authorizations constitute all Authorizations required to permit the Company and its subsidiaries to operate the businesses of the Principal Properties or conduct its business in all material respects in the manner so conducted from and after the Effective Time. To the knowledge of the Company, there is no reasonable ground to believe that (i) any of the foregoing Authorizations will not, in the ordinary course, be renewable upon their expiration; and (ii) any Authorization required for the Planned Developments and the Planned Expansions (as such terms are defined in Section 4.12) will not, in the ordinary course, be obtained. Anything in this Section 4.11 notwithstanding, it is understood and agreed that the foregoing shall not be deemed inaccurate by reason of the ordinary expiration of Authorizations, the renewal of which is expected to be obtained in the ordinary course without material expense or material interruption of existing operations.

       4.12  Properties; Reserves; Water Rights.
             ----------------------------------

          (a) For purposes of this Agreement (1) "Operating Properties" means the San Manuel smelter refinery and rod mill real property, the real property managed by the San Manuel Mining Division, the real property managed by the Pinto Valley Mining Division, the real property managed by the Superior Mining Division and the real property managed by Magma Tintaya S.A., all as referred to in the Company Reports; (2) "Development Properties" means the real property of the Robinson Mining Limited Partnership and the real property of the Florence Project, both as referred to in the Company Reports; (3) "Principal Properties" means all of the properties listed in clauses (1) and (2) above; (4) "Planned Developments" means the planned development and operation of the Development Properties, as described in the Company Reports; (5) "Planned Expansions" means the planned expansion and operation of Kalamazoo, Pinto Valley 7 & 8 Slice, Miami Expansion and Tintaya, all as described in the Company Reports; and (6) each reference to real property includes the improvements thereon and also includes all rights to minerals thereon.

          (b) The Company Reports contain a materially accurate description of the Company's Principal Properties and its ore reserves and mineralized rock. Subject to the assumptions described in the Company Reports, the ore reserves and mineralized rock were estimated in all material respects in accordance with Guide 7 promulgated by the Commission.

          (c) Schedule 4.12 sets forth the general location and size of each of the Principal Properties. Except as set forth in Schedule 4.12, the Company and its subsidiaries, as applicable, hold rights to or interests in each of the Principal Properties, either in fee simple, under valid, subsisting and enforceable leases, or through patented or unpatented mining claims, contracts or concessions (or, where applicable, applications for renewals thereof), as the case may be, together with any easements, rights-of-way or other surface access rights, necessary (i) for the current operation of each of the Operating Properties, (ii) for each of the Planned Developments and (iii) for the Planned Expansions, except for any rights or interests the absence of which would not be reasonably expected to result in a material adverse effect on the value of the applicable property. Except as set forth in Schedule 4.12, the rights of or interests to each of the Principal Properties provide the holder with the right to extract copper-bearing and related minerals therefrom and such rights or interests are either unlimited in duration, or in the case of leases, contracts or concessions, have a duration (including renewals or extensions thereof held of right) of not less than fifteen years from the date hereof (except (i) in the case of unpatented mining claims in the United States and (ii) foreign mining and related concessions in Peru, both of which are of an indefinite duration; provided that requisite fees are paid and work requirements are met). Except as
--------
set forth in Schedule 4.12, each Principal Property is held free and clear of
(i) all royalties or other payments to third parties with respect to production, and (ii) all liens and encumbrances, except for royalties, liens and encumbrances which do not materially detract from the value of such property or materially interfere with the current operation of such property, with the Planned Developments or with the Planned Expansions.

          (d) Except as disclosed in the Company Reports or set forth in
Schedule 4.12, the Company and its subsidiaries possess all water rights necessary to support the current operation of each of the Operating Properties and to support the Planned Developments and the Planned Expansions, except for any such rights the absence of which would not be reasonably expected to result in a material adverse effect on the applicable property, development or expansion.

       4.13  Environmental Matters.
             ---------------------

          (a) The Company and its subsidiaries are in compliance with all applicable Environmental Laws, except as otherwise disclosed in the Company Reports and except for noncompliance, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          (b)  Except as disclosed in the Company Reports or as set forth in
Schedule 4.13, to the knowledge of the Company, during the period of ownership or operation by the Company and its subsidiaries or any predecessors thereof of any of their respective current or previously owned, operated or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site and neither the Company nor any of its subsidiaries has disposed of any Hazardous Material or any substance in a manner that has led, or would reasonably be anticipated to lead, to a Release except as otherwise disclosed in the Company Reports and except in each case for those which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, and except for Releases made in compliance with Environmental Laws. Except as disclosed in the Company Reports or in Schedule 4.13, neither the Company nor any of its subsidiaries or any predecessors thereof has received any notice that it is a "potentially responsible party" under any Environmental Law, except for any notice the basis of which has been determined and the Company's liability, if any, has been paid or provided for in the financial statements included as part of the Company Reports.

            (c)  For purposes of this Agreement:

          (1) "Environmental Law" means any applicable law regulating or prohibiting Releases into any part of the environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. (S) 9601 et
                                                                        --
seq.), the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.),
---                                                                   -- ---
the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the
                                                               -- ---
Clean Water Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S)
                                    -- ---
7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 7401 et seq.),
     -- ---                                                         -- ---
the Emergency Planning and Community Right-to-Know Act (42 U.S.C. (S) 11001 et
                                                                            --
seq.,
---
the Oil Pollution Act (33 U.S.C. (S) 2701 et seq.), the Safe Drinking
                                          -- ---
Water Act (42 U.S.C. (S) 300 (et seq.), the Federal Insecticide, Fungicide, and
                              -- ---
Rodenticide Act (7 U.S.C. (S) 136 et seq.), and the Occupational Safety and
                                  -- ---
Health Act (29 U.S.C. (S) 651 et seq.) ("OSHA") and the regulations promulgated
                              -- ---
pursuant thereto, and any such applicable state or local statutes, and the regulations and guidelines promulgated pursuant thereto, as such laws have been amended or supplemented through the Effective Time;

          (2) "Hazardous Material" means any substance, pollutant, material or waste which is regulated by Environmental Law, including, without limitation, coal tar, asbestos, polychlorinated biphenyls, petroleum, and any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "hazardous air pollutant," "extremely hazardous substance" or "restricted hazardous waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law; and

          (3) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration in or into the indoor or outdoor environment (whether on site or off site), or in, into or out of any property owned, operated or leased by the applicable party or its Subsidiaries or predecessors thereof.

       4.14  License Agreements.  Except as disclosed in the Company Reports or
             ------------------
as set forth in Schedule 4.14, neither the Company nor any subsidiary is bound by any licensing or similar agreement which (i) provides for the use by the Company or its subsidiary of any technology or related proprietary information relating to mining, mineral processing or conversion into copper products of a third party, (ii) provides for the use by a third party of any material technology or related proprietary information of the Company or any of its subsidiaries, or (iii) materially restricts the scope of operations conducted by the Company or any subsidiary or affiliate.

       4.15  Insurance.  Schedule 4.15 lists all material insurance policies the
             ---------
Company and its subsidiaries maintain with respect to their business and/or assets. All such insurance policies are in full force and effect and, to the Company's knowledge, are not currently terminable, and the consummation of the transactions contemplated by this Agreement would not be expected to give rise to a right of termination, on the part of the insurance carriers, other than those policies the absence or termination of which would not reasonably be expected to have a Material Adverse Effect. In the judgment of the Company, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which the Company and its subsidiaries are normally exposed, or to which they reasonably could be expected to be exposed, in the operation of their business.


                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

       5.1  Conduct of Business by the Company Pending the Merger.  The Company
            -----------------------------------------------------
covenants and agrees that, prior to the Effective Time, unless Purchaser shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement (including Schedule 5.1):

          (a) the businesses and affairs of the Company and its subsidiaries shall be conducted only in the ordinary course of business and consistent with past practice;

          (b) except as set forth in Schedule 5.1 and except in connection with the adoption by the Company of a shareholder rights plan that would not be applicable to, or adversely affect the transactions contemplated hereby among the parties to this Agreement, neither the Company nor any of its subsidiaries shall: (i) issue (except pursuant to (i) employee and non-employee director stock options outstanding on the date hereof (ii) upon the conversion of the Preferred Shares or (iii) upon the exercise of Warrants, each of (i), (ii) and
(iii) in accordance with its terms), sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber):
(A) any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Company or any of its subsidiaries, or (B) any material assets of the Company or any of its subsidiaries except in the ordinary course of business; (ii) amend or propose to amend the certificate or articles of incorporation or bylaws or similar governing instruments of the Company or any of its subsidiaries; (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to the Shares and Preferred Shares (other than regular quarterly dividends on the Preferred Shares); (iv) redeem, purchase or acquire, or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company (other than Warrants); or (v) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
Section 5.1(b);

          (c) neither the Company nor any of its subsidiaries shall (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or material assets thereof for aggregate consideration in excess of $10,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; or (iii) enter into or materially modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) except as set forth in Schedule 5.1, neither the Company nor any of its subsidiaries shall enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, directors or employees;

          (e) except as set forth in Schedule 5.1, neither the Company nor any of its subsidiaries shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee, other than (i) in the ordinary course of business consistent with past practice for the benefit or welfare of any employee, (ii) for the purpose of accelerating the vesting of restricted stock that was granted on or before November 25, 1995 or (iii) to the extent required by law;

          (f) the Company shall use reasonable efforts (i) to cause its current insurance (or reinsurance) policies not to be cancelled or terminated; and

(ii) to not permit any of the coverage thereunder to lapse, in any such case unless prior to or promptly after such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing and with Best ratings no less favorable than those of the insurance company providing the coverage which is being replaced are obtained;

          (g) the Company (i) shall use reasonable efforts, and cause each of its subsidiaries to use reasonable efforts, to keep intact their respective business organizations and good will, keep available the services of their officers and employees as a group and maintain satisfactory relationships with suppliers and customers and others having business relationships with them.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

       6.1  Action of Stockholders.  If required by law to approve the Merger,
            ----------------------
the Company shall take all action necessary in accordance with the Delaware Law and its Restated Certificate of Incorporation and By-Laws to convene a meeting of its stockholders promptly after the Expiration Date to consider and vote upon this Agreement. If a meeting of the Company's stockholders is to be called, the Company shall, if and to the extent requested by Purchaser, use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action reasonably necessary, or which otherwise may be reasonably requested by Purchaser, to secure a vote of stockholders in favor of adoption of this Agreement, subject to the exercise of fiduciary duties by the Board of Directors under applicable law. At any such meeting, Purchaser shall vote or cause to be voted all of the Shares then owned by Purchaser or its subsidiaries in favor of adoption of this Agreement and the Company shall vote or cause to be voted all Shares with respect to which proxies in the form distributed by the Company have been given, and not voted against the adoption of this Agreement, in favor of adoption of this Agreement.

       6.2  Proxy Statement.  If necessary, the Company shall file with the
            ---------------
Commission under the Exchange Act, and shall use all reasonable efforts to have processed to completion by the Commission, in each case at the earliest practicable date, a proxy statement or information statement, as Purchaser shall designate (the "Proxy Statement"), with respect to the adoption by the Company's stockholders of this Agreement in form and substance reasonably satisfactory to Purchaser and its counsel. The information provided by Purchaser and the Company, respectively, for use in the Proxy Statement, the Schedule 14D-9 and the
Schedule 14D-1 shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information and the Proxy Statement, the Schedule 14D-1 and the Schedule 14D-9 not misleading as of the date of the Proxy Statement, the Schedule 14D-1 and the Schedule 14D-9, as appropriate. The Proxy Statement shall, subject to the exercise of fiduciary duties by the Board of Directors under applicable law, contain the determination and recommendation of the Board of Directors of the Company referred to in
Section 1.2. If no meeting of stockholders is required to approve the adoption of this Agreement, the Company shall, promptly after the Expiration Date, take all actions required in connection with the consummation of the Merger pursuant to Section 253 of the Delaware Law.

       6.3  Expenses.  All costs and expenses incurred in connection with the
            --------
Offer, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as set forth in Section 8.3.

       6.4  Additional Agreements.  Subject to the conditions herein provided,
            ---------------------
each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer and this Agreement, including, without limitation, cooperating with Sub and Purchaser, using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings, including, without limitation, submissions of information requested by governmental authorities.

       6.5  Limitation on Negotiations.
            --------------------------

          (a) From the date hereof until the termination hereof, the Company and its subsidiaries will not, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of its officers or employees) relating to an Acquisition Proposal. As used herein, the term "Acquisition Proposal" means any proposal or offer involving a liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or other similar transaction or business combination involving the Company or its subsidiaries.

            (b) Subject to the fiduciary duty of the Board of Directors, the Company shall:

          (i) immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, existing on the date hereof; and

          (ii) promptly notify Purchaser after receipt of any bona fide Acquisition Proposal or any inquiry from any person relating to an Acquisition Proposal and promptly provide Purchaser with a reasonable summary of the financial and other material terms of such Acquisition Proposal.

          (c) To the extent that the Board of Directors of the Company shall conclude, acting in good faith, after receiving advice from outside counsel or its financial advisor, that the following action is necessary or appropriate in order for the Board of Directors to act in a manner which is consistent with its fiduciary duties under applicable law, the Company may:

          (i) furnish or cause to be furnished information concerning the Company and its businesses, properties or assets to a third party;

          (ii) engage in discussions or negotiations with a third party concerning an Acquisition Proposal initiated by such third party;

          (iii) following receipt of an Acquisition Proposal, take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to the Company's stockholders; and

          (iv) following receipt of an Acquisition Proposal, (1) through its the Board of Directors, withdraw, modify or amend its recommendation referred to in Section 1.2, and/or (2) enter into an agreement providing for the consummation of such Acquisition Proposal.

          (d) The Company will direct its financial and other advisors and representatives to comply with each of the covenants contained in this Section 6.5.

       6.6  Notification of Certain Matters.  Each party shall give prompt
            -------------------------------
notice to the others of (i) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect; and (ii) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

       6.7  Access to Information.  From the date hereof to the Effective Time,
            ---------------------
the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Purchaser reasonable access at all reasonable times to its officers, employees, agents, premises, books and records, and properties (including Principal Properties) and shall furnish Purchaser all financial, operating, personal, compensation, tax and other data and information, Purchaser, through its officers, employees or agents, may reasonably request.

       6.8  Stockholder Claims.  The Company shall not settle or compromise any
            ------------------
claim brought by any present, former or purported holder of any securities of the Company in connection with the Offer or the Merger prior to the Effective Time, without the prior written consent of Purchaser, which consent may not be unreasonably withheld, and shall notify Purchaser promptly upon receipt of all written demands for appraisal rights. None of the parties to this Agreement shall take any action to deprive any employee or director of the Company of the benefits of (i) the consideration payable with respect to Options in accordance with Section 2.6 or (ii) restricted stock grants under the Company's 1992 Restricted Stock Plan For Non-Employee Directors.

       6.9  Treatment of Employee Compensation and Benefits.  The Company and
            -----------------------------------------------
Purchaser agree that the
employer-provided benefits for nonunion employees under the Company's employee benefit plans listed on Schedule 6.9 as in effect as of the Effective Time (other than any feature of any such plan that relates to the Shares or the Preferred Shares) shall not be reduced after the Effective Time (except to the extent consistent with the terms of this Agreement and except to the extent necessary to comply with applicable law) at least until the second anniversary of the Effective Time. The Company's cash-based Long-Term Incentive Plan will continue for one additional three-year cycle beginning January 1, 1996, with performance measures appropriate to the business plan of the Surviving Corporation. Purchaser affirms that its intent is to provide during the two-year period following the Effective Time overall compensation and benefits for persons serving on the Company's Executive Committee as of the date of this Agreement which are competitive with those provided by the Company's competitors.

       6.10  Indemnification Rights.
             ----------------------

          (a) From and after the Effective Time, to the extent not covered by the insurance set forth in the next succeeding sentence, Purchaser shall indemnify, defend and hold harmless the officers, directors and employees of the Company or any of its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of claims brought or made by third parties, including, without limitation, derivative claims, in connection with the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law and shall advance expenses prior to the final disposition of such claims and liabilities to which this sentence applies. Purchaser agrees that all rights to indemnification now existing in favor of the directors, officers or employees of the Company or any of its subsidiaries (including, without limitation, any person who was or becomes a director, officer or employee prior to the Effective Time (the "Indemnified Parties")) under the Delaware Law or as provided in the Company's Restated Certificate of Incorporation or by By-Laws with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time (or, in the case of claims or other matters occurring on or prior to the expiration of such six year period which have not been resolved prior to the expiration of such six year period, until such matters are finally resolved) and Purchaser shall honor, and shall
cause the Company to honor, all such rights.   Purchaser shall cause to be
maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor policies of at
                --------
least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring on or prior to the Effective Time; provided that in no event shall Purchaser or the Company be required to
      --------
expend annually more than 150% of the amount that the Company spent for these purposes in the last fiscal year to maintain or procure insurance coverage pursuant hereto; and provided further that if Purchaser or the Company are
                     -------- -------
unable to obtain the insurance called for by this section Purchaser or the Company will obtain as much comparable insurance as is available for such amount per year.

          (b) Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation to which the provisions of this Section 6.10 are applicable is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be subject to the approval of the Surviving Corporation (such approval to not be unreasonably withheld);
(ii) after the Effective Time, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, the Surviving Corporation will use reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this
Section 6.10 except to the extent such failure materially prejudices the Surviving Corporation). The Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

       6.11  BHP Guarantee.  BHP unconditionally and irrevocably guarantees to
             -------------
the Company the due, prompt and faithful performance of, and compliance with, all agreements and obligations of Purchaser and Sub in this Agreement.


                                  ARTICLE VII

                                   CONDITIONS

       7.1  Conditions to Obligations of Each Party to Effect the Merger.  The
            ------------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) the Offer shall have been consummated in accordance with its terms; provided, however, that this condition shall be deemed to be satisfied if
       --------  -------
Purchaser fails to accept for payment and pay for Shares and Preferred Shares pursuant to the Offer other than as a result of a failure of a condition thereof;

          (b) the waiting period applicable to the consummation of the Merger under the H-S-R Act shall have expired or been terminated;

          (c) there shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which is in effect and has the effect of making the acquisition of Shares illegal or otherwise prohibits consummation of the Merger; and

          (d) there shall not be in effect any preliminary or final injunction or temporary restraining order or other order or decree issued by any foreign or United States federal or state court or foreign or United States federal or administrative agency or authority, enjoining, restraining or otherwise prohibiting the Offer, the Merger or the acquisition by Purchaser of Shares and Preferred Shares.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

       8.1  Termination.  This Agreement may be terminated at any time prior to
            -----------
the Effective Time, whether prior to or after approval by the stockholders of the Company:

            (a)  by written mutual consent of Purchaser and the Company;

            (b)  by either Purchaser or the Company:

                 (i) if the Offer shall not have been consummated by May 31, 1996; or

          (ii)  at any time after June 30, 1996, if the conditions set forth in
Section 7.1 shall not have been satisfied or waived; or

            (c)  by Purchaser:

          (i) if (1) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, its approval or recommendation of the Offer or the Merger or shall have resolved to do any of the foregoing; or (2) if the Company shall have entered into a definitive agreement to accept an Acquisition Proposal;

          (ii) if the Board of Directors of the Company shall have modified its approval of the Offer or the Merger in a manner adverse to Purchaser and the Minimum Condition shall not have been met on the Expiration Date;

          (iii) if as a result of the failure of any conditions set forth in Annex I hereto the Offer shall have terminated or expired without Purchaser or a subsidiary of BHP having purchased any Shares thereunder; or

          (d) by the Company, if the Company withdraws its recommendation of the Offer or the Merger pursuant to in Section 6.5(c)(iv)(1), or takes the actions described in Section 6.5(c)(iv)(2), and such action is taken pursuant to, and in compliance with, such provision;

Notwithstanding the above, neither the Company nor Purchaser shall be permitted to terminate this Agreement if the event which gave rise to such termination right is a result of or arose in connection with any action or inaction of the party seeking to terminate taken or not taken in breach of the terms hereof.

       8.2  Amendment.  Subject to applicable law, this Agreement may be amended
            ---------
by an instrument signed by each of the parties hereto before or after approval of the Merger by the stockholders of the Company, if required; provided,
                                                               --------
however, that after approval of the Merger by the stockholders of the Company,
-------
no amendment may be made which decreases the amount of the Merger Consideration or effects any change which would materially and adversely affect the stockholders of the Company without the further approval of the stockholders of the Company.

       8.3  Fees Upon Termination.  The Company agrees that if this Agreement is
            ---------------------
terminated pursuant to:

          (a) Section 8.1(b)(ii) and at the time of such termination any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Sub or Purchaser) shall have become the beneficial owner of more than 20% of the outstanding Shares (with appropriate adjustments for reclassifications of capital stock, stock dividends, stock splits, reverse stock splits and similar events) and such person, entity or group (or any subsidiary of such person, entity or group) thereafter shall enter into a definitive agreement with the Company to accept an Acquisition Proposal at any time on or prior to the date which is six months after the termination of this Agreement and such transaction is thereafter consummated;

            (b)  Sections 8.1(c)(i) or Section 8.1(d);

          (c) Section 8.1(c)(ii) and at the time of termination of this Agreement, the Tender Agreement shall have expired in accordance with Section 2 thereof and the Company shall enter into a definitive agreement to accept an Acquisition Proposal at any time on or prior to the date which is six months after the termination of this Agreement; or

          (d) Section 8.1(c)(iii) and such failure was the result of any action taken by or on behalf of the Company giving rise to an Event specified in paragraph (a), (b), (c), (d), (f), (g) or (i) of Annex I and such action was in breach of the Company's obligations hereunder, and with respect to an Event specified in paragraph (g), if such action was taken by the Company for the purpose of causing Purchaser to terminate this Agreement;

then the Company shall pay to Purchaser the sum of $40 million. Such payment shall be made as promptly as practicable but in no event later than (i) in the case of paragraphs (b) and (d) of this Section, two business days following termination of this Agreement, (ii) in the case of paragraph (a) of this Section, upon consummation of such Acquisition Proposal, and (iii) in the case of paragraph (c) of this Section, upon entering into a definitive agreement to
accept such Acquisition Proposal.   Each such payment shall be made by wire
transfer of immediately available funds to an account designated by Purchaser without set-off or deduction.

       8.4  Effect of Termination.
            ---------------------

          (a) The provisions of Sections 6.3 (expenses), 6.7 (return of information upon termination), 6.10 (indemnification) and 8.3 (termination fees) shall survive the termination of this Agreement.

          (b) The rights of termination provided for in Section 8.1 shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto; provided,
                                                                --------
however, that in the event that the amount set forth in Section 8.3 shall have
-------
been paid to Purchaser, this Agreement shall forthwith become void and there shall be no liability on the part of either the Company or its respective officers or directors, except for a willful and intentional breach of any representation, warranty, covenant or agreement contained herein.

       8.5  Waiver.  At any time prior to the Effective Time, any party hereto
            ------
may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

                                   ARTICLE IX

                               GENERAL PROVISIONS

       9.1  Brokers.  The Company represents and warrants that no broker, finder
            -------
or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or the Merger or any similar transaction based upon arrangements made by or on behalf of the Company, except for the arrangements between the Company and Goldman, Sachs & Co.

       9.2  Public Statements.  Except as required by applicable law or stock
            -----------------
exchange regulation, none of BHP, Sub or Purchaser, on the one hand, or the Company, on the other hand, shall make any public announcement or statement with respect to the Offer, the Merger or this Agreement without the approval of the Company or Purchaser, respectively, which approval shall not be unreasonably withheld. Moreover, the parties hereto agree to consult with each other prior to issuing each public announcement or statement with respect to the Offer, the Merger or this Agreement.

       9.3  Notices.  All notices and other communications hereunder shall be
            -------
given by telephone and immediately confirmed in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  if to BHP, Sub or Purchaser:

                 The Broken Hill Proprietary
                 Company Limited
                 BHP Tower
                 600 Bourke Street
                 Melbourne, Victoria
                 3000, Australia
                 Attention: Company Secretary


            With copies to:

                 Arnold & Porter
                 399 Park Avenue
                 New York, New York 10022
                 Attention:  Joseph Handros, Esq.

            (b)  if to the Company:

                 Magma Copper Company
                 7400 N. Oracle Road
                 Suite 200
                 Tucson, Arizona  85704
                 Attention:  Chairman of the Board

            with copies to:

                 Willkie Farr & Gallagher
                 One Citicorp Center
                 153 East 53rd Street
                 New York, NY  10022-4677
                 Attention:  Jack H. Nusbaum, Esq.

       9.4  Interpretation.  When a reference is made in this Agreement to a
            --------------
subsidiary of BHP or the Company, the word "subsidiary" means any "majority-owned subsidiary" (as defined in Rule 12b-2 promulgated under the Exchange Act) of BHP or the Company, as the case may be; provided, however, that the Company
                                           --------  -------
shall in no event and at no time be considered a subsidiary of Purchaser for purposes of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

       9.5  Severability.  If any term, provision, covenant or restriction of
            ------------
this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve, to the extent legally permitted, each party's anticipated benefits and obligations under this Agreement.

       9.6  Miscellaneous.  This Agreement and the Confidentiality Agreement
            -------------
constitute the entire agreement, and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement (i) is not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 9.9; and (ii) shall not be assigned by operation of law or otherwise, except that BHP, Sub and Purchaser may assign all or any portion of their rights under this Agreement to any of their subsidiaries (provided, however, that in the event of any such assignment,
                    --------  -------
BHP shall cause such assignee to execute and become a party to this agreement and such assignee shall be vested with all the rights and obligations assigned to it by the assignor as if it were named in this Agreement), but no such assignment shall relieve BHP, Sub or Purchaser, as applicable, of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which Purchaser may be merged;
(d) shall be governed in all respects, including validity, interpretation and
 -
effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof; and (e) the parties hereto expressly consent to the personal jurisdiction of the courts of the United States of America and of the courts of the State of Delaware, in each case sitting in the State of Delaware.

       9.7  Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts, each of which shall constitute an original, but together shall be construed as one document.

       9.8  Survival.  The representations, warranties, covenants and agreements
            --------
of the parties set forth herein shall terminate as of the Effective Time, except as provided in Sections 6.9 and 6.10.

       9.9  Third Party Beneficiaries.  The parties entitled to the employee
            -------------------------
benefits pursuant to the terms of Section 6.9 and indemnification pursuant to the terms of Section 6.10 are expressly made third party beneficiaries solely of
Section 6.9 and Section 6.10, respectively, of this Agreement.

       IN WITNESS WHEREOF, BHP, Sub, Purchaser and the Company have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.

                                           THE BROKEN HILL PROPRIETARY
                                           COMPANY LIMITED


                                           By: /s/ Graeme W. McGregor
                                               ______________________
                                               Name: Graeme W. McGregor
                                               Title: Executive General Manager


                                           BHP HOLDINGS (USA) INC.


                                           By: /s/ T. R. Dankmeyer
                                               _____________________
                                               Name: T. R. Dankmeyer
                                               Title: Vice President


                                           BHP SUB INC.


                                           By: /s/ T. R. Dankmeyer
                                               _____________________
                                               Name: T. R. Dankmeyer
                                               Title: Vice President


                                           MAGMA COPPER COMPANY


                                           By: /s/ Donald J. Donahue
                                               _____________________
                                               Name: Donald J. Donahue
                                               Title: Chairman of the Board

                                                                         Annex I
                                                                         -------


                            CONDITIONS TO THE OFFER

       Purchaser shall not be required to continue the Offer or to accept for payment, purchase or pay for any Shares or Preferred Shares tendered, may postpone the acceptance for payment, purchase of, and/or payment for, Shares or Preferred Shares, may amend or terminate the Offer, and may extend the Offer beyond January 4, 1996 (the "Initial Expiration Date") in which event the expiration date (the "Expiration Date") shall mean the latest time and date which the Offer as so extended by Purchaser, shall expire), whether or not any Shares or Preferred Shares have theretofore been purchased or paid for, (i) if a number of Shares and Preferred Shares which would result in Purchaser's ownership of at least a majority of the outstanding Shares (including Shares into which such Preferred Shares are converted) of the Company on a fully diluted basis shall not have been validly tendered and not withdrawn, or (ii) if, at any time on or after December 5, 1995 and prior to the time of payment for any such Shares or Preferred Shares (whether or not theretofore accepted for payment pursuant to the Offer), any of the following events (each, an "Event") shall have occurred, (an Event shall be deemed to have occurred notwithstanding, where applicable, the provision for a cure period) (each of paragraphs (a) through (j) providing a separate and independent condition to Purchaser's obligations pursuant to the Offer), provided that if the Purchaser does not
                                    --------
accept for payment, purchase or pay for any Shares or Preferred Shares tendered due to the occurrence of any Event specified in paragraph (a), (b), (d), (e),
(f) or (g), then Purchaser shall be required to extend the Offer for the cure period specified in such paragraph; provided, however, that Purchaser may
                                    --------- -------
terminate the Offer at any time if any of the other conditions hereunder shall have occurred (including during the period of any such extension) and may waive any Event at any time (including during the period of any such extension):

          (a) there shall be in effect any preliminary or final injunction or temporary restraining order or other order or decree issued by any foreign or United States federal or state court or foreign or United States federal or administrative agency or authority, enjoining, restraining or otherwise prohibiting the Offer, the Merger or the acquisition by Sub or Purchaser of Shares and Preferred Shares, and such order or decree either shall be incapable of being cured by, or shall not be cured by May 31, 1996;

          (b) an action or a proceeding shall have been commenced by any governmental agency under federal or state antitrust laws or any other applicable law before any court or any governmental or other administrative or regulatory authority or agency, domestic or foreign, or there shall be an imminent threat which, would reasonably be expected to result in the foregoing, or any of the Authorizations listed in Section 3.2 or 4.4 shall have been conditioned in such a manner, that would reasonably be expected to (i) materially restrict or prohibit consummation of the Offer or the Merger or any other merger or business combination between the Company, Sub and Purchaser,
(ii) impose material limitations on the ability of Sub or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares and Preferred Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (iii) impose material limitations on the ability of either Purchaser or the Company to continue effectively to conduct all or any material portion of its respective business as heretofore conducted or to continue to own or operate effectively all or any material portion of its respective assets as heretofore owned or operated, and such action or proceeding either shall be incapable of being cured by, or shall not be cured by, May 31, 1996;

          (c) there shall have been any law, statute, rule or regulation, domestic or foreign, enacted, promulgated or proposed that, directly or indirectly, would reasonably be expected to result in any of the consequences referred to in paragraph (b) above;

          (d) a material adverse change in the business, property, financial condition or results of operations of the Company and its subsidiaries taken as a whole shall have occurred, and such change shall either be incapable of being cured or shall not be cured within ten days of the Initial Expiration Date or, in the event such change is discovered during any extension of the Offer, within ten days after the discovery of such change;

          (e) there shall have occurred (i) any general suspension of trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments by United States or Australian authorities on the extension of credit by lending institutions, or (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, Australia or Peru which would reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of the Company and its subsidiaries taken as a whole, and any such event shall continue to have such material adverse effect on May 31, 1996;

          (f) any representation or warranty of the Company in the Agreement and Plan of Merger shall at any time prove to have been incorrect in any material respect at the time made, and shall either be incapable of being cured or shall not be cured within ten days of the Initial Expiration Date or, in the event such breach is discovered during any extension of the Offer, ten days after discovery of such breach;

          (g) the Company shall fail to perform or comply in any material respect with any covenant or agreement to be performed or complied with by the Company under the Agreement and Plan of Merger and such failure is unremedied ten days after the Initial Expiration Date or, in the event such failure is discovered during any extension of the Offer, ten days after discovery of such nonperformance or noncompliance;

          (h) the Company and Purchaser shall have agreed to terminate the Offer or the Agreement and Plan of Merger;

          (i) the Board of Directors of the Company or the Company, as the case may be, shall have (i) publicly (including by amendment of the Schedule 14D-9) withdrawn its recommendation to stockholders of acceptance of the Offer and adoption of the Agreement and Plan of Merger, or shall have resolved to do so; or (ii) entered into an agreement with a third party providing for the acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company by such third party; and

            (j)  the Offer shall not have been consummated by May 31, 1996.

       The foregoing conditions are for the sole benefit of Sub and Purchaser and may be asserted by Sub and Purchaser regardless of the circumstances giving rise to such condition or may be waived by Sub or Purchaser in whole at any time or in part from time to time in its reasonable discretion. The failure by Sub or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                                     - 4 -